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                                                                       Exhibit 5



                                  June 6, 2003



American Media Operations, Inc.
1000 American Media Way
Boca Raton, Florida 33464


Ladies and Gentlemen:

         We have acted as counsel to American Media Operations, Inc., a Delaware corporation (the "Company"), and to the entities listed on Schedule A hereto (individually, a "Guarantor" and collectively, the "Guarantors"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $150,000,000 aggregate principal amount of 8-7/8% Senior Subordinated Notes due 2011 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture (the "Indenture") dated as of January 23, 2003, among the Company, the Guarantors and J.P. Morgan Trust Company, National Association, as Trustee. The Exchange Securities will be offered by the Company in exchange for $150,000,000 aggregate principal amount of its outstanding 8-7/8% Senior Subordinated Notes due 2011 (the "Securities").
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         We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

         We have assumed further that (1) National Enquirer, Inc. and SYL Communications, each a Guarantor and a non-Delaware subsidiary of the Company, have duly authorized, executed and delivered the Indenture and (2) the execution, delivery and performance by National Enquirer, Inc. and SYL Communications of the Indenture and the Guarantees do not and will not violate the laws of the State of Florida or California or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:
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         1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

         Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                             Very truly yours,



                                             SIMPSON THACHER & BARTLETT LLP
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Schedule A

AM Auto World Weekly, Inc.
American Media Consumer Entertainment Inc.
American Media Consumer Magazine Group, Inc.
American Media Distribution & Marketing Group, Inc.
American Media Property Group, Inc.
American Media Mini Mags, Inc.
American Media Newspaper Group, Inc.
AMI Books, Inc.
AMI Films, Inc.
Country Music Media Group, Inc.
Distribution Services, Inc.
Globe Communications Corp.
Globe Editorial, Inc.
Mira! Editorial, Inc.
National Enquirer, Inc.
National Examiner, Inc.
NDSI, Inc.
Star Editorial, Inc.
SYL Communications
Weider Publications, LLC